LOAN AGREEMENT

                                 August 15, 1998


Holloman Construction Company
P.O. Box 69410
Odessa, Texas  79769

Gentlemen:

        This Loan Agreement (the "Loan Agreement") will serve to set forth the terms of the financing transactions by and between Holloman Construction Company (Borrower"), and BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Bank"):

        1. Credit Facilities. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), Bank hereby agrees to provide to Borrower the credit facility or facilities described in the paragraphs below (whether one or more, the "Credit Facilities"):

                Borrowing Base Line of Credit. Subject to the terms and conditions set forth herein, Bank agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the date hereof and continuing through and including 11:00 a.m. (Central time) on August 15, 1999 (the "Borrowing Base Termination Date"), such amounts as Borrower may request hereunder; provided, however, the total principal amount outstanding at any time shall not exceed the lesser of (i) an amount equal to the Borrowing Base (as such term is defined and determined in accordance with Addendum I attached hereto), or
                (ii) $2,000,000.00 (the "Borrowing Base Line of Credit"). If at any time the aggregate principal amount outstanding under the Borrowing Base Line of Credit shall exceed an amount equal to the Borrowing Base, Borrower agrees to immediately repay to Bank such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. The sums advanced under the Borrowing Base Line of Credit shall be used for accounts receivable support up to $1,600,000, and issuance of letters of credit up to $400,000.

All advances under the Credit Facilities shall be collectively called the "Loans". Bank reserves the right to require Borrower to give Bank not less than one (1) business day prior notice of each requested advance under the Credit Facilities, specifying (i) the aggregate amount of such requested advance, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Bank.

        2. Promissory Notes. The Loans shall be evidenced by one or more promissory notes (whether one or more, together with any renewals, extensions and increases thereof, the "Notes") duly executed by Borrower and payable to the order of Bank, in form and substance acceptable to Bank. Interest on the Notes shall accrue at the rate set forth therein. The principal of and interest on the Notes shall be due and payable in accordance with the terms and conditions set forth in the Notes and in this Loan Agreement.

        3. Collateral. As collateral and security for the indebtedness evidenced by the Notes and any and all other indebtedness or obligations from time to time owing by Borrower to Bank (the "Indebtedness"), Borrower shall grant, and hereby grants, to Bank, its successors and assigns, a first and prior lien and security interest in and to the property described below, together with any and all PRODUCTS AND PROCEEDS thereof (the "Collateral"):

                All of Borrower's present and future accounts, chattel paper, contract rights and general intangibles.

                All of Borrower's present and future inventory.
                All of Borrower's present and future equipment, fixtures, furniture and furnishings.

Borrower agrees to execute such security agreements, assignments, deeds of trust and other agreements and documents as Bank shall deem appropriate and otherwise require from time to time to more fully create and perfect Bank's lien and security interests in the Collateral.

        4. Guarantors. As a condition precedent to the Bank's obligation to make the Loans to Borrower, Borrower agrees to cause all of the following individuals and/or entities (whether one or more, the "Guarantors") to each execute and deliver to Bank contemporaneously herewith a guaranty agreement, in form and substance satisfactory to Bank:

        Names of Guarantors

                     Sam Holloman

        5. Representations and Warranties. Borrower hereby represents and warrants, and upon each request for an advance under the Credit Facilities further represents and warrants, to Bank as follows:

        (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents; and

        (b) The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles; and

        (c) The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its articles or certificate of incorporation or bylaws, if Borrower is a corporation, or its partnership agreement, if Borrower is a partnership, or any agreement or other instrument binding upon Borrower, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party; and

        (d) Each financial statement of Borrower supplied to the Bank truly discloses and fairly presents Borrower's financial condition as of the date of each such statement; and

        (e) There has been no material adverse change in such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to the Bank; and

        (f) There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower; and

        (g) Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

        6. Conditions Precedent to Advances. Bank's obligation to make any advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto (i) all representations and warranties made to Bank by Borrower and the Guarantors in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Bank by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), and (iv) Bank's receipt of all Loan Documents appropriately executed by Borrower and all other proper parties.

        7. Affirmative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Bank shall otherwise consent in writing:

        (a) Promptly inform Bank of (i) any and all material adverse changes in Borrower's financial condition, (ii) all litigation and claims affecting Borrower which could materially affect the financial condition of Borrower, and (iii) the incurrence by Borrower of any liabilities not permitted under this Loan Agreement; and

        (b) Maintain its books and records in accordance with generally accepted accounting principles; and

        (c) Permit Bank to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower's books and records, at all reasonable times; and

        (d) Furnish Bank with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower's financial condition and business operations as Bank may request from time to time; and

        (e) Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances); and

        (f) Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and
        (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied; and

        (g) Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation, and other insurance deemed necessary or otherwise required by Bank; and

        (h) Maintain the financial ratios and covenants set forth on Addendum II attached hereto.

        8. Negative Covenants. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Bank:

        (a) Make any material change in the nature of its business as carried on as of the date hereof; or

        (b)     Liquidate, merge or consolidate with or into any other entity;or

        (c) Permit the sale or other transfer of any of the ownership interest in Borrower; or

        (d)     Permit the change in management of Borrower.

        9. Reporting Requirements. Until (i) the Notes and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will, unless Bank shall otherwise consent in writing, furnish to Bank;

        (a) As soon as available, and in any event within the respective time periods noted below, the financial statements noted below, all in form and detail satisfactory to Bank:

     (1) Interim financial statements (balance sheet, income statement and cash flow statements) of Borrower within 60 days after the end of each quarter of each fiscal year of Borrower;

                (2) Annual audited financial statements (balance sheet, income statement and cash flow statements) of Borrower within 120 days after end of each fiscal year of Borrower;

                (3) Annual financial statements (balance sheet, cash flow statement and statement of contingent liabilities) of each Guarantor within 90 days after the end of each calendar year;

        (b) The additional reports and information required by the provisions below, all in form and detail satisfactory to Bank:

                (1) A borrowing base report within 30 days after the end of each month of each fiscal year;

                (2) An accounts receivable aging report within 30 days after the end of each month of each fiscal year;

                (3) A compliance certificate within 60 days after the end of each quarter of each fiscal year;

        (c) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties; and

        (d) Such other information respecting the business, properties or condition or the operations, financial or otherwise, of Borrower as Bank may from time to time reasonably request.

        10. Events of Default. Each of the following shall constitute an "Event of Default" under this Loan Agreement:

        (a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other Indebtedness; or

        (b) The failure of Borrower or any Guarantor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents; or

        (c) The occurrence of an event of default under any of the other Loan Documents; or

        (d) Any representation contained herein or in any of the other Loan Documents made by Borrower or any Guarantor is false or misleading in any material respect; or

        (e) If Borrower or any Guarantor: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver or custodian appointed for, or take possession of, all or substantially all of the assets of such party or any collateral that secures this Note, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of sixty (60) days any attachment, sequestration or similar writ levied upon any property of such party; or
        (vi) fails to pay within thirty (30) days any final money judgment against such party.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.
        11. Remedies. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other Indebtedness shall, at the option of Bank, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, and (b) Bank may, at its option, cease further advances under any of the Notes; provided, however, concurrently and automatically with the occurrence of an Event of Default under subparagraph (e) in the immediately preceding paragraph (i) further advances under the Notes shall cease, and (ii) the Notes and all other Indebtedness shall, without any action by Bank, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Borrower. All rights and remedies of Bank set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Bank, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

        12. Rights Cumulative. All rights of Bank under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Bank under any and all other agreements between Borrower and Bank (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Bank under the terms of any other agreement.

        13. Waiver and Agreement. Neither the failure nor any delay on the part of Bank to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

        14. Benefits. This Loan Agreement shall be binding upon and inure to the benefit of Bank and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

        15. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

        16. Construction. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Bank's address set forth on the signature page hereof is located.

        17. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

        18. Expenses. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Bank's rights upon the occurrence of Event of Default.

        19. Participation of the Loans. Borrower agrees that Bank may, at its option, sell interests in the Loans and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Bank may disclose any financial and other information available to Bank concerning Borrower to each perspective purchaser.

        20. Entire Agreement. This Loan Agreement (together with the other Loan Documents) contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same.

        If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

                                                         Very truly yours,

                                                       BANK ONE, TEXAS, N.A.


                                                    By:/s/ Guy Farmer
                                                         Guy Farmer
                                                       Vice President

                                                      Bank's Address:
                                                      3800 E. 42nd St.
                                                     Odessa, Texas  79762

ACCEPTED THIS 15th day of August, 1998

BORROWER:

Holloman Construction Company


By:/s/ Sam Holloman
Sam Holloman
President

Borrower's Address:
P.O. Box 69410
Odessa, Texas  79769

ADDENDUM TO LOAN AGREEMENT
                                   ADDENDUM I
                                       TO
                                 LOAN AGREEMENT


        As used in the Loan Agreement, the term "Borrowing Base" shall have the meaning set forth below:

                an amount equal to 80% of the Borrower's Eligible Accounts.

        As used herein, the term "Eligible Accounts" shall mean at any time, an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable of Borrower for goods sold or leased or services rendered in the ordinary course of business, in which the Bank has a perfected, first priority lien, after deducting (without duplication): (i) each such account that is unpaid 60 days or more after the original invoice date thereof, (ii) the amount of all discounts, allowances, rebates, credits and adjustments to such accounts (iii) the amount of all contra accounts, setoffs, defenses or counterclaims asserted by or available to the account debtors, (iv) all accounts with respect to which goods are placed on consignment or subject to a guaranteed sale or other terms by reason of which payment by the account debtor may be conditional, (v) the amount billed for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied,
(vi) all accounts owing by account debtors for which there has been instituted a proceeding in bankruptcy or reorganization under the United States Bankruptcy Code or other law, whether state or federal, now or hereafter existing for relief of debtors, (vii) all accounts owing by Affiliates of Borrower, (viii) all accounts in which the account debtor is the United States or any department, agency or instrumentality of the United States, except to the extent an acknowledgment of assignment to Bank of such account in compliance with the Federal Assignment of Claims Act and other applicable laws has been received by Bank, (ix) all accounts due Borrower by any account debtor whose principal place of business is located outside the United States of America and its territories,
(x) all accounts subject to any provision prohibiting assignment or requiring notice of or consent to such assignment, (xi) any progress billings or partial billings, (xii) the amount of any letters of credit issued up to $400,000,
(xiii) that portion of all account balances owing by any single account debtor which exceeds 25% of the aggregate of all accounts otherwise deemed eligible hereunder which are owing to Borrower by all account debtors, and (xiv) any other accounts deemed unacceptable by Bank in its sole and absolute discretion; provided, however, if more than 10% of the then balance owing by any single account debtor does not qualify as an Eligible Account under the foregoing provisions, then the aggregate amount of all accounts owing by such account debtor shall be excluded from Eligible Accounts.

                                   ADDENDUM II
                                       TO
                                 LOAN AGREEMENT

        Unless otherwise specified, all accounting and financial terms and covenants set forth below are to be determined according to generally accepted accounting principles, consistently applied. Borrower agrees to maintain the financial covenants and ratios set forth below:

Financial Covenants

        Net Worth

        !       Borrower will maintain, at all times, its Tangible Net Worth at not less than $2,250,000.

        !       Borrower will maintain, at all times, a ratio of (a) total liabilities, to (b) Tangible Net Worth of not greater than 2.0 to 1.0.

                As used herein,  "Tangible Net Worth" means, as of any date, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock) which would appear on a balance sheet of Borrower, less the aggregate book value of intangible assets shown on such balance sheet, plus any subordinated debt as of such date.

        Liquidity

        ! Borrower will maintain, at all times, a ratio of (a) current assets, to (b) current liabilities of not less than 1.2 to 1.0.

        ! Borrower will maintain, at all times, a ratio of (a) quick assets, to (b) current liabilities of not less than .5 to 1.0. Quick assets shall mean all cash or cash equivalents and current accounts receivable of Borrower.

        Debt Service

        ! Borrower will maintain, as of the last day of each fiscal quarter, a ratio of (a) net income, plus depreciation, amortization and other non-cash expenses, plus interest expense for the 12 month period ending with such fiscal quarter, to (b) current maturities of long-term debt, plus interest expense, plus dividends and treasury stock purchases for such 12 month period, of not less than 1.1 to 1.0.

                                           Holloman Construction Company
                                            Borrowing Base Certificate


The following is based on the company's accounts receivable aging as of the day of  ---------
                               , 199    .
-------------------------------     ----


Total Accounts Receivable

Less: Receivables over 60
        days from invoice date

        Any account with more
        than 10% over 60 days

        Amount in excess of 25% of total
        receivables of any one account

        Letters of credit issued
        under line of credit

        Retainage, progress billings,
        or partial billings


Total Eligible Receivables

                                                    X  80%

Total Borrowing Base Availability

Less: Amounts currently outstanding

Remaining availability (or Required Paydown)



I certify that this Borrowing Base Certificate is true and accurate.

Holloman Construction Company



By:
        Holloman Construction Company
                                              Compliance Certificate



This certifies that Holloman Construction Company is/is not in compliance with all covenants as of the day of , 199 .



Minimum tangible net worth                           Covenant         $2,250,000

                                                           Actual


Maximum debt/tangible net worth                      Covenant             2.0:1

                                                           Actual


Minimum current ratio                                Covenant             1.20:1

                                                           Actual


Minimum quick ratio                                  Covenant             .50:1

                                                           Actual


Minimum debt service coCovenant             1.10X



                                                           Actual





Holloman Construction Company







By:




--------
1Defined as: (Net income + non-cash expenses + interest expense) divided by (current maturities of long term debt + interest expense + dividends and treasury stock purchases). This will be tested quarterly based on a rolling four quarter basis.